APPENDIX 1 CODE OF ETHICS
CCM INVESTMENT GROUP, LLC

I.DEFINITIONS

“Access Person” is a Supervised Person (defined below) who has access to non-public information regarding clients' purchase or sale of securities, is involved in making securities recommendations to clients or who has access to such recommendations that are non-public. A Supervised Person who has access to non-public information regarding the portfolio holdings of an affiliated fund is also an Access Person. Single, infrequent, or inadvertent instances of access to current recommendations or real-time trading information or the opportunity to obtain such information through casual observance or bundled data security access may not be sufficient to qualify you as an Access Person. The CCO is ultimately responsible for identifying Access Persons.

“Beneficial Ownership” - Access Persons are considered to have beneficial ownership of securities if they have or share a direct or indirect beneficial interest in the securities. Access Persons have a beneficial interest in a security if they have the ability to profit from a transaction directly or indirectly in such security. Examples of a beneficial interest in securities include the following:

•Securities held by members of an Access Person’s immediate family sharing the same household. Immediate family means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law. Adoptive relationships are included;

•An Access Person’s interest as a general partner or limited partner in securities held by a general or limited partnership; and

•An Access Person’s interest as a manager/member in the securities held by an LLC.
An Access Person does not have a beneficial interest in securities held by entities in which he or she holds an equity interest (e.g., the portfolio holdings of a fund of which an Access Person owns shares) unless he or she is a controlling equity holder or shares investment control over the securities held by the entity.

“Covered Securities” shall mean any financial instrument that is known as a security and as defined in detail in Section 202(a)(18) of the Advisers Act, EXCEPT, for purposes of this Code, it does not include securities issued by the U.S. Government, bank certificates of deposit, bankers’ acceptance, commercial paper, high quality short-term debt instruments, money market instruments, or shares of registered open end investment companies (mutual funds) as long as CCM Investment Group, LLC is not advising such mutual funds.

“Immediate family member” is any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, father-in-law, mother-in-law, son-in-law, daughter-in-law, sister-in- law, brother-in-law (including adoptive relationship). If the immediate family member resides in the same household as the employee, they are subject to CCM Investment Group, LLC’s personal securities trading reporting requirements.

“Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(a)(2) or section 4(a)(5) (15 U.S.C. 77d(a)(2) or 77d(a)(5)) or pursuant to §§ 230.504 or 230.506 of this chapter.

“Material non-public information” (“MNPI”) is information about a company that has not yet been made public, for which there is a substantial likelihood that a reasonable investor would consider important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company's securities were it to be disclosed in the public domain.

“Supervised Person” is defined as any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of CCM Investment Group, LLC or other person who provides investment advice on behalf of CCM Investment Group, LLC and is subject to the supervision and control of CCM Investment Group, LLC.

II.GENERAL PROVISIONS

All Supervised Persons of CCM Investment Group, LLC are deemed “Access Persons” and are therefore subject to the Code of Ethics and its related policies. The CCO maintains a list of Supervised Persons separately from this Code.

CCM Investment Group, LLC also uses the personnel and/or services of its affiliate, in carrying out its business, including, without limitation, finance, accounting, human resources, operations, compliance, and technology. This can take a variety of forms including dual employee or delegation arrangements, or other formal and informal arrangements. The CCO is responsible for identifying whether any of the these affiliated employees ought to be subjected to this Compliance Manual as “Supervised Persons”.

CCM Investment Group, LLC has adopted the following polices and rules of conduct (“Code”) for all Supervised Persons. The Code is designed to ensure that the high ethical standards maintained by CCM Investment Group, LLC are consistently applied. The excellent name and reputation of CCM Investment Group, LLC continues to be a direct reflection of the conduct of each Supervised Person. The Code requires all Supervised Persons to comply with applicable federal securities laws.

The Code is based upon the principle that CCM Investment Group, LLC, and its Supervised Persons owe a fiduciary duty to its Clients and that and its Supervised Persons must conduct their affairs, including their personal securities transactions, in such a manner as to avoid (i) serving their own personal interests ahead of Clients, (ii) taking inappropriate advantage of their position with CCM Investment Group, LLC, and (iii) abusing their position of trust and responsibility. In meeting its fiduciary responsibilities, CCM Investment Group, LLC expects every Supervised Person to demonstrate the highest standards of ethical conduct. Compliance with the provisions of the Code, the Advisers Act and all applicable federal securities laws shall be considered a basic condition of employment and association with CCM Investment Group, LLC.

Pursuant to Section 206 of the Advisers Act, both CCM Investment Group, LLC and its Supervised Persons are prohibited from engaging in fraudulent, deceptive, or manipulative conduct. Compliance with the Code involves more than acting with honesty and good faith alone. It means that CCM Investment Group, LLC has an affirmative duty of utmost good faith to act solely in the best interest of Clients.

CCM Investment Group, LLC recognizes that no single policy or governance statement can address all potential scenarios whereby Supervised Persons are challenged to comport themselves in an appropriate manner. To this end, the provisions of the Code are not all-inclusive. Rather, they are intended as a guide for Supervised Persons in their conduct. Supervised Persons are urged to seek the advice of the CCO for any questions about the Code, the application of the Code to their individual circumstances, and particularly in any situation where any Supervised Person may be uncertain as to the intent or purpose of the Code. Supervised Persons should also understand that a material breach of the provisions of the Code

may constitute grounds for disciplinary action, including termination of employment and/or association with    .

All Supervised Persons must promptly report any suspected or apparent violations of this Code to the CCO. The CCO shall consider reports made to them hereunder and shall determine whether the Code has been violated and what sanctions, if any, should be imposed. The CCO will aggregate and report all violations of the Code of Ethics or other compliance policies in the annual compliance program review. Supervised Persons will not be subjected to any form of retaliation for reporting legitimate suspected or actual concerns or abuses.

III.INSIDER TRADING PREVENTION

Background
Trading securities (including equity and debt securities and derivative instruments), either personally or on behalf of others, while in possession of material, non-public information, or improperly communicating that information to others, is referred to as “insider trading.” Insider trading is a violation of federal securities statutes and therefore is a prohibited activity by CCM Investment Group, LLC and each of its Supervised Persons and agents. CCM Investment Group, LLC absolutely forbids insider trading.

In addition to subjecting CCM Investment Group, LLC to potential penalties, Supervised Persons may face severe penalties if trading securities while in possession of material non-public information, or if improperly communicating non-public information to others. The consequences of illegal insider trading include:

•CCM Investment Group, LLC may terminate your employment and/or association;
•You may be subject to criminal sanctions which may include fines, penalties and imprisonment;
•The SEC can recover your profits gained or losses avoided through illegal trading and impose a penalty of up to three times the profit from the illegal trades;
•The SEC may issue an order permanently barring you from the securities industry; and
•Clients and the issuer’s shareholders may sue you, seeking to recover damages for insider trading violations.

Insider trading laws provide for penalties against “controlling persons” of individuals who engage in insider trading. Accordingly, under certain circumstances, a supervisor of a Supervised Person who is found liable for insider trading may also be subject to penalties.

Supervised Persons must notify the CCO immediately if there is any reason to believe that a violation of CCM Investment Group, LLC’s insider trading policy has occurred or may occur.

Prohibition on Insider Trading
Buying or selling securities of an issuer, personally or on behalf of others (including Client portfolios managed by CCM Investment Group, LLC), while in possession of material, non-public information about such issuer is prohibited. Supervised Persons must not independently determine if information is material, non-public information without consulting with the CCO. If you believe you might be in possession of material, non-public information, you must notify the CCO immediately.

Disclosing or communicating material, non-public information to any person or entity except persons who need to know the information to perform their responsibilities for CCM Investment Group, LLC is prohibited. All such persons are subject to obligations of confidentiality with respect to such information and have agreed or are otherwise obligated not to buy or sell securities of the applicable issuer while in possession of such information.

The CCO will review personal trading activity which occurs in Supervised Person reportable accounts, as further specified in the Code of Ethics. The CCO or his designee may periodically conduct email surveillance to ascertain whether material non-public information has been obtained without authorization or has been used impermissibly. If you have any questions as to whether you are permitted to disclose non-public information to any other person, you should contact the CCO.

What is Material, Non-Public Information?

•Information is material if there is a “substantial likelihood” that a “reasonable investor” would consider it important in making an investment decision, the disclosure of the information would be “viewed by the reasonable investor as having significantly altered the ‘total mix’ of information made available,” or the information is reasonably certain to have a substantial effect on the price of a company's securities were it to be disclosed in the public domain.
•Non-public information is information that is not generally available to the investing public. Information is “public” when it has been disseminated broadly to investors in the marketplace.

Keep in mind that CCM Investment Group, LLC may be party to non-disclosure agreements, which when signed by a Supervised Person of CCM Investment Group, LLC, are applicable to all Supervised Persons of CCM Investment Group, LLC. If you are uncertain whether information is non-public information or is subject to a non-disclosure agreement, you should contact the CCO.

IV.PERSONAL INVESTMENT AND TRADING POLICY

General Statement
These policies and procedures do not limit the ability of Supervised Persons to engage in personal securities transactions. However, CCM Investment Group, LLC reserves the right to further restrict personal investment and trading at any point the CCO deems appropriate.

CCM Investment Group, LLC has adopted the following principles to govern personal investment activities by Supervised Persons:
•Supervised Persons will adhere to the highest standards of ethical conduct;
•The interests of Clients will always be placed above the interests of CCM Investment Group, LLC and its Supervised Persons;
•Appropriate investment opportunities must be considered for and/or offered to Clients first before CCM Investment Group, LLC or any Supervised Person may act on them;
•All personal securities transactions will be conducted in such a manner as to avoid or mitigate any actual or potential conflict of interest and so as to avoid any abuse of an individual’s position of trust and responsibility;
•Supervised Persons should not take inappropriate advantage of their positions;
•Supervised Persons will not engage in any transaction that would be in violation of any governing agreement; and
•Supervised Persons that serve as directors or officers of publicly traded companies must be aware of such companies’ own trading policies and restrictions, including any “black- out” periods.

All Supervised Persons are required to comply with applicable federal and state securities laws. Failure to adhere to federal and state securities laws could expose CCM Investment Group, LLC and its Supervised Persons to sanctions imposed by the SEC or law enforcement officials. These sanctions may include, among others, suspension, or termination of employment by CCM Investment Group, LLC, or criminal or civil penalties.

All Supervised Persons are required to report holdings and transactions in Covered Securities (defined above) in which they have beneficial ownership, a term defined above. Supervised Persons may not use confidential or proprietary information, obtained during your employment or association with CCM Investment Group, LLC, for your personal investment purposes or for your personal gain, and you may not share such information with others for their personal benefit. The following restrictions and limitations govern investments and personal securities transactions by all Supervised Persons (and their respective household members).

Restrictions and Limitations on Personal Securities Transactions It is the responsibility of each Supervised Person to ensure that a particular securities transaction being considered for his or her personal account is not subject to a restriction contained in this Code, including due to its inclusion on the Restricted List, as defined below, or otherwise prohibited by any applicable law. Personal securities transactions may be effected only in accordance with the provisions of this Code. Rule 17(j) under the 1940 Act requires that every investment company adopt procedures designed to prevent improper personal trading by investment company personnel. Rule 17(j) was created to prevent conflicts of interest between investment company personnel and shareholders, to promote shareholder value, and to prevent investment company personnel from profiting from their access to proprietary information.

It is the duty of all Supervised Persons to act in a manner that avoids any conflict of interest or the appearance of a conflict of interest with Clients. In addition, it is the responsibility of each Supervised Person to comply with all applicable Federal Securities Laws and the guidelines set forth below.

1.Timing of Personal Trades in Underlying ETF Holdings by Portfolio Managers and other Access Persons. Portfolio Managers and Access Persons may not execute any buy or sell transactions on behalf of themselves, or any clients in any affiliated entity, in any of the specific holdings within the ETF, except for US Treasury fixed income instruments or other cash equivalents, during the business day the adviser to the ETF is rebalancing, trading or making adjustments to the holdings within the ETF.

2.Holding Period Requirement. To deter market timing, Supervised Persons are required to hold an affiliated fund for a period of 60 days within all accounts covered under this policy. This restriction applies to accounts for which Supervised Persons have a direct or indirect beneficial interest, including household members. The CCO has discretion to approve limited exceptions when doing so does not present a material conflict to clients, including, but not limited to, situations related to hardship or extended disability. Exceptions must be approved by the CCO prior to execution.

3.Preclearance of Securities. Supervised Persons must preclear all personal securities transactions with the exception of those identified in the list below. All approved orders must be executed by the close of business on the day in which preclearance is granted; provided however that approved orders for securities traded in foreign markets may be executed within two business days from the date preclearance is granted. If any order is not timely executed, a request for pre-clearance must be resubmitted. Exceptions to the requirement to resubmit preclearance requests may be granted in advance by the CCO for unusual circumstances. The CCO must preclear all personal securities transactions (with the exception of those identified in the list below) through a Supervised Person. Adam Hoffmann will be first on the list to preclear CCO personal security transactions, followed by James Yaworksi in Adam Hoffmann’s absence. (Language added by Stets on 8.28.2023, after hearing a reply from Max.)

The following are exempt from preclearance:

•Discretionary accounts that are managed externally by an independent third party (e.g., an external investment adviser with discretionary authority) where the Supervised Person has no influence over the trading decision.

•Acquisitions or dispositions of securities that result from a stock dividend, stock split, or other corporate action.

•Purchase of securities by the exercise of rights issued to a class of security holders on a pro rata basis.

•Automatic investment/withdrawal programs.

•Exceptions by prior written approval of the CCO.

4.IPOs are Prohibited. No Supervised Person or household member thereof may acquire any security in an Initial Public Offering (“IPO”). For purposes of this policy, an IPO does not include offerings of government or municipal securities.

5.Preclearance Required for Limited Offerings and Private Placements. Securities issued in limited offerings and private placements1 (including investments in limited partnerships such as buyout, venture capital, oil and gas, real estate, and hedge funds or funds of funds) may only be acquired by a Supervised Person or household member thereof with the advance written approval of the CCO. A request for approval of a private placement or limited offering should generally be submitted at least one week in advance of the proposed date of investment. A Supervised Person need not pre-clear any private placement investments in which such Supervised Person’s only “beneficial ownership” is through the general partner of a Fund sponsored by CCM Investment Group, LLC or its affiliates. Certain limited partnership investments may not be securities, such as a partnership created to invest in a building. Supervised Persons are urged to consult the CCO with any questions about limited offerings. Preclearance does not preclude subsequent reporting of transactions.

6.Preclearance Required for Derivatives. Supervised Persons must preclear with the CCO any derivative trading.

7.Short Selling Restrictions. Supervised Persons and household members are prohibited from selling short any security which is owned in a Client portfolio, including the ETF.

8.Investment Clubs are Prohibited. Supervised Persons and household members are prohibited from participating in investment clubs.

9.Prohibition on Trading Securities on the Restricted Security List. CCM Investment Group, LLC has discretion to create a Restricted Security List to include certain public company or other security issuers where CCM Investment Group, LLC has, or may receive, material non-public information about such companies or securities because of a special relationship between CCM Investment Group, LLC or an affiliate or a Supervised Person and such companies or securities, or otherwise. No Supervised Persons or household member thereof can trade or invest in any securities listed on the Restricted Security List without the prior consent of the CCO. This restriction covers all instruments of the issuer or security, including equity, debt, and derivative instruments.

In addition, in the event any Supervised Person is exposed to material non-public information regarding a public company, such information shall be communicated immediately to the CCO, and such public company will be added to the Restricted Security List.

If any Supervised Person or household member thereof already holds a security that is added to the Restricted Security List and has not received consent from the CCO, such Supervised Person or household member must continue to hold and may not execute any buy or sell orders for the relevant security until such security is removed from the Restricted Security List. This requirement covers all instruments of the issuer. All Supervised Persons are responsible for knowing the contents of the Restricted Security List prior to effecting or soliciting a transaction in a security. Any Supervised Person with access to the Restricted Security List is prohibited from disclosing the securities listed on the Restricted Security List to third parties (except household members to facilitate their compliance with this policy) without the authorization of the CCO.
1 A Private Placement, also known as an unregistered offering, is the purchase of any security or offering exempt from the Securities Act of 1933.

The CCO is responsible for administering Restricted Security List controls to prevent the misappropriation of material non-public information, and to ensure that Supervised Persons receive appropriate training relative to this policy. The CCO will determine whether a security should be placed on the Restricted Security List and maintain and update the Restricted Security List, as necessary. The CCO will periodically monitor transactions by Supervised Persons and their respective household members that are reported to the CCO pursuant to the Code to ascertain any pattern of conduct which may violate the restriction requirements or evidence front-running, scalping, or other inappropriate behavior.

10.Trustee Arrangements. Supervised Persons must receive pre-approval from the CCO before accepting a trustee position for any person or entity.

11.Restrictions on Disclosures. Supervised Persons may not disclose any non- public information (whether or not it is material) relating to CCM Investment Group, LLC or securities transactions on behalf of Clients to any person outside (unless such disclosure has been authorized by CCM Investment Group, LLC. You may not communicate material, non-public information to anyone, including persons within CCM Investment Group, LLC, except as permitted by this Code and related policies outlined in this Manual. All material non-public information must be secured. For example, access to files containing material, non-public information should be restricted, and conversations containing such information, if appropriate at all, should be conducted in a private setting to the extent practicable. Conversations in public places, such as elevators, restaurants, and airplanes, should be limited to matters that do not pertain to information of a sensitive or confidential nature. Disclosure restrictions are not intended to preclude a Supervised Person’s rights under the Whistleblower Policy, outlined below.

The CCO will review and consider any proper request for relief or exemption from any restriction, limitation or procedure contained in this Code which you believe will cause you a hardship. The decision of the CCO is completely within his discretion.

Each Supervised Person is solely responsible for any violation of this Code by a household member thereof.

V.REPORTING REQUIREMENTS

Transactions and Accounts Covered
Supervised Persons are required to submit to the CCO the following reports:

1.Initial Holdings Report. Each Supervised Person is required to provide an Initial Holdings Report listing all holdings in Covered Securities with the CCO (or such other person designated by the CCO) within 10 days after first becoming a Supervised Person. The information contained in an Initial Holdings Report must be current as of a date no more than 45 days prior to the date of becoming a Supervised Person.

2.Quarterly Trade Reports. Each Supervised Person must also file with the CCO (or such other person designated by the CCO) periodic reports of personal transactions in Covered Securities within 30 days after the end of each calendar quarter Each Supervised Person must file a Quarterly Transactions Report even if no purchases or sales of securities are made during the period covered by the report.

3.Annual Holdings Report. Each Supervised Person must submit an Annual Holdings Report within 30 days after the end of each calendar year, and the information must be current as of a date no more than 45 days prior to the date such report is submitted.

Each Supervised Person will be responsible for submitting a copy of: (i) all transaction confirmations for each account in which such Supervised Person or a household member thereof directly or indirectly holds a Covered Security, and (ii) all account statements for each such account (collectively, “Brokerage Statements”), or otherwise ensuring that the CCO has access to such Brokerage Statements. A Supervised Person is not required to provide information that is contained in Brokerage Statements sent to the CCO or such other designated person in accordance with this Code, if such Brokerage Statements are provided to the CCO or such other designated person/system consistent with the required timing set forth above. Supervised Persons are still responsible to validate such reports annually and quarterly as directed by the CCO.

Cryptocurrencies
A cryptocurrency is a digital asset designed to work as a medium of exchange that uses strong cryptography to secure financial transactions, control the creation of additional units, and verify the transfer of assets. There is some debate as to whether cryptocurrencies are securities. If there is a centralized third party, along with purchasers of a cryptocurrency with an expectation of a return, then the transaction should be considered a securities transaction. Bitcoin is not deemed to be a security because it is decentralized: there is no central party whose efforts are a key determining factor in the enterprise. In addition, ether is also not a security because the Ethereum network is also decentralized. Supervised Persons are not required to pre-clear, or report transactions or holdings related to cryptocurrencies which are not deemed to be securities.

Until further notice, cryptocurrencies that are deemed to be securities and Initial Coin Offerings (“ICOs”) are included in the definition of a covered security. If there is any question by a Supervised Person as to whether a security is “covered” under this Code, s/he should consult with the CCO for clarification on the issue before entering any trade for his/her personal account.

Exceptions from Reporting Requirement
Initial, annual, and quarterly reporting is not required for any account over which a Supervised Person or a household member has no direct or indirect influence or control. However, each Supervised Person must report the existence of such an account to the CCO. The CCO has the authority to request further information and documentation from you regarding any account over which you claim to have no influence or control, including to direct the adviser or broker to the account to provide an affirmative certification that the Supervised Person or household member has no direct or indirect influence or control. Each Supervised Person must certify annually that he or she, or a household member when applicable, does not have direct or indirect influence or control over the account.

Furthermore, accounts restricted solely to the purchase and sale of mutual funds (to include Funds), 529 College Savings Plans, and 403b/401k plans are not subject to this policy and do not require disclosure or quarterly reporting. However, if the accounts described above can trade other securities, (e.g., individual equity names or proprietary CCM Investment Group, LLC Funds), those accounts are subject to the policy even if it holds only mutual funds.

If the Supervised Person’s level of discretion changes relative to a non-discretionary account, the CCO must be notified immediately. All related documentation pertaining to a personal account exemption will be maintained by the CCO pursuant to CCM Investment Group, LLC’s Books and Records policy.

In addition, a Supervised Person need not report on any securities in which such Supervised Person’s only “beneficial ownership” is through the general partner of a Fund sponsored by CCM Investment Group, LLC or its affiliates. All policy exceptions are noted as such by the CCO within the compliance records of the Firm.

Responsibility to Report
All reports must be filed with the CCO or her named designee. The responsibility for taking the initiative to report is imposed on each Supervised Person required to make a report. Any effort by the CCO to facilitate the reporting process does not change or alter that responsibility. Any Supervised Person who has failed to provide the referenced information by the prescribed deadline will be deemed to have violated CCM Investment Group, LLC’s Code of Ethics and may be subject to disciplinary action.

Review and Confidentiality
All Holdings Reports, Transactions Reports, and Preclearance requests will be reviewed by the CCO or a designee. Another Supervised Person will review the CCO’s reports to avoid self- review.

Supervised Persons must report personal securities accounts and holdings to the CCO as outlined herein. It is the intent of the CCO to regard and preserve information pertaining to Supervised Person personal trading activities as confidential in nature. However, in certain circumstances,
CCM Investment Group, LLC may be authorized to disclose such information as required by law enforcement or regulatory inquiry and under any circumstances wherein CCM Investment Group, LLC deems disclosure to be reasonably necessary to prevent fraud, unauthorized transactions, liability, or to respond to judicial process or subpoena.

VI.CONFLICTS AND PROHIBITED ACTIVITIES

It is a violation of your duty of loyalty to CCM Investment Group, LLC for you, without the prior written consent of the CCO to accept, directly or indirectly, from any person, firm, corporation, or association, other than CCM Investment Group, LLC and its affiliates, compensation of any nature as a bonus, commission, fee, gratuity, or other consideration in connection with any transaction on behalf of CCM Investment Group, LLC or Clients.

VII.SPREAD OF FALSE INFORMATION

CCM Investment Group, LLC unequivocally prohibits and forbids all Supervised Persons from communicating or transmitting “false rumors” or other information regarding any Fund, portfolio investment, or any registered security which such Supervised Person does not know or reasonably believe to be true to any person outside of CCM Investment Group, LLC for any reason.

If the CCO, upon due investigation, finds that any Supervised Person has engaged in the spread of false rumors or information as described above, the CCO may recommend sanctions including, but not limited to, dismissal of the person or persons involved and/or reporting of any improper conduct to the SEC or other regulatory authorities.

VIII.POLITICAL CONTRIBUTIONS

SEC Rule 206(4)-5 restricts contributions and solicitation practices of investment advisers and their affiliates beyond certain dollar amounts. Specifically, the Rule prohibits an investment adviser from providing advisory services to any state or local government entity, for two years, if that investment adviser or any “Covered Associate” has made a contribution to a public official who is in a position to influence the award of that advisory service contract. The Rule further prohibits an investment adviser, or a Covered Associate, from paying directly or indirectly any person to solicit a government entity for advisory services on behalf of the adviser unless such person is: a registered investment adviser representative, or an executive officer, general partner, managing member or an employee of the adviser.

A “Covered Associate” includes: (1) any general partner, managing member or executive officer of the Advisor, (2) any employee who solicits a governmental entity on behalf of CCM Investment Group, LLC and anyone directly or indirectly supervising such employee, and (3) any political action committee controlled by CCM Investment Group, LLC or one of its Covered Associates.

"Contribution" means any gift, subscription, loan, advance, or deposit of money, or anything of value made for:
•the purpose of influencing any election for federal, state, or local office;
•the payment of debt incurred in connection with any such election;
•transition or inaugural expenses incurred by a successful candidate for state or local office; or
•charitable donations and contributions to a political action committee (PAC).
For purposes of this policy, all Supervised Persons are deemed to be Covered Associates. It is CCM Investment Group, LLC’s policy that no Covered Associate, his/her spouse, partner, or household member is permitted to make a political contribution to any candidate, officeholder, political party, or PAC. Exceptions may be granted by the CCO.

IX.GIFTS AND ENTERTAINMENT

Accepting Gifts
On occasion, because of their position with the Firm, Supervised Persons of CCM Investment Group, LLC may be offered or may receive without notice gifts from Clients, brokers, service providers, or other persons in relation to the business of the Firm. Acceptance of extraordinary or extravagant gifts by a Supervised Person (or his/her spouse, partner, or household member) is prohibited. Any such gifts must be declined and returned in order to protect the reputation and integrity of CCM Investment Group, LLC. Gifts of nominal value (i.e., a gift whose reasonable value, alone or in the aggregate, is not more than $250 in any twelve-month period), customary business meals, entertainment (e.g. sporting events), and promotional items (i.e., pens, mugs, T-shirts) may be accepted. All gifts received by a Supervised Person (or his/her spouse, partner, or household member) that might violate this Code must seek pre-approval from the CCO. In addition, all gifts received/gifted whose reasonable value exceeds $250 must be pre-approved the CCO.

Solicitation of Gifts
Supervised Persons (and a spouse, partner, or household member) are prohibited from soliciting gifts of any size under any circumstances.

Giving Gifts
Supervised Persons (and a spouse, partner, or household member) may not give any gift with a value in excess of $250 per year to a Client or persons who do business with, regulate, advise, or render professional service to CCM Investment Group, LLC, unless approved in advance by the CCO.

X.OUTSIDE ACTIVITIES AND INTERESTS

Upon hire, or designation as a Supervised Person, all employees must report outside activities and interests. Thereafter, Supervised Persons must obtain prior approval from the CCO for any outside business activity that was not already underway at the time this policy was first adopted. An outside activity or interest may never:
•Present a substantial risk of confusing Clients or the public as to the capacity in which the Supervised Person is acting;
•Pose a reputational risk for CCM Investment Group, LLC;
•Inappropriately influence a Supervised Person’s business dealings or otherwise create a conflict of interest vis-à-vis the interests of CCM Investment Group, LLC or Clients; and/or
•Involve use of CCM Investment Group, LLC s Client, or proprietary information.

Supervised Persons may not serve on the board of any company whose securities are publicly traded, or of any company in which CCM Investment Group, LLC or Client owns securities without the consent of the CCO.

On an annual basis, Supervised Persons must review and certify to outside business activities. At all times, Supervised Persons should ensure that their outside business activities do not present a risk of a conflict of interest for CCM Investment Group, LLC, and that the Supervised Person is clear that they are not acting or providing advice on behalf of CCM Investment Group, LLC.

The CCO may require further information concerning any outside activity for which you request approval, including the number of hours involved and the compensation to be received. The CCO will review each reported outside business activity and decide whether such activity must be restricted, monitored, and/or disclosed by CCM Investment Group, LLC. Supervised Persons are advised to consult the CCO with any questions as to whether an outside activity or interest is reportable under this policy.

XI.WHISTLEBLOWERS

All Supervised Persons have a duty to observe the highest standards of business and personal ethics while discharging their professional responsibilities on behalf of CCM Investment Group, LLC and to report suspected violations of the Code of Ethics, Compliance Manual or securities laws in the manner described in this policy. Supervised Persons are advised to first share any questions, suggestions, concerns, or complaints with the CCO who can address them properly. However, if a Supervised Person is not comfortable speaking with the CCO, or is not satisfied with the initial response, the Supervised Person is advised to file a complaint under this policy.

Supervisors are required to report suspected compliance violations to the CCO. All reports to the CCO by a supervisor will be handled per the process outlined in this policy. Any employee may also directly contact the SEC’s Office of the Whistleblower at (202) 551-4790.

This policy offers protection from retaliation for Supervised Persons who make any complaint related to a known or suspected compliance violation (“Reporting Person”), if the complaint is made in good faith. “Good faith” means the Reporting Person has a reasonable belief that the complaint is true and is not being conveyed for personal gain or other ulterior motive.

Any acts of retaliation against a Reporting Person acting in good faith will invoke CCM Investment Group, LLC’s disciplinary policy and any person who retaliates against a Reporting Person will be subject to sanctions up to and including termination of employment. CCM Investment Group, LLC recommends that Reporting Persons approach with any concerns related to possible or actual violations of securities laws but does not prohibit Reporting Persons from voluntarily communicating with the SEC or other regulatory authority regarding possible or actual violations of securities law. Furthermore, CCM Investment Group, LLC does not prohibit Reporting Persons from recovering an SEC whistleblower award.

Reporting Persons are required to promptly report irregularities and suspected violations of the Code of Ethics and compliance policies (“compliance violations”) to the CCO.

The failure of a Supervised Person to report suspicious activity which pertains to a serious act of noncompliance may expose the Supervised Person to an enforcement action by the SEC based on the legal doctrine of “willful blindness” which essentially posits that certain individuals, especially supervisors, who should have known that noncompliant activity was undertaken, cannot use the defense that they “did not know.”

The CCO will keep the identity of any Reporting Person confidential and privileged under all circumstances to the fullest extent allowed by law unless the Reporting Person has authorize CCM Investment Group, LLC to disclose his/her identity. Following a formal investigation, the CCO will continue to protect the identity of the Reporting Person unless confidentiality is incompatible with a fair investigation, there is an overriding reason for identifying or otherwise disclosing the identity of such person, or disclosure is required by law, such as where a regulatory authority initiates an investigation of allegations contained in the complaint.

Any complaint filed under this policy which relates to the ETF must be reported to the CCO, who will escalate the complaint to Empowered Funds, LLC as soon as reasonably practical. The CCO’s ability to protect the identity of a whistleblower will depend upon several variables, including the terms of the Sub-Advisory Agreement and other governing legal documents and applicable regulations.

Reporting Persons should submit complaints concerning compliance violations in accordance with the following procedures:
•Complaints must be submitted in writing and mailed or delivered in a sealed envelope addressed to the CCO.
•The content of the complaint must be sufficiently detailed to include a summary of the complaint, date(s) of alleged wrongdoing, parties involved in the wrongdoing, and how the Reporting Person learned about the suspected violation.
•If appropriate, the Reporting Person may request an opportunity to discuss the complaint with the CCO by indicating such intent and including their identity in the complaint.
•Reporting Persons may report compliance violations on an anonymous basis. Any Supervised Person that contemplates making an anonymous complaint must realize that anonymous complaints are, by their nature, susceptible to abuse, less dependable, and more difficult to resolve. In addition, Supervised Persons considering making an anonymous complaint should be aware that there may be rights and protections available to them if they identify themselves when making a complaint, and that these rights and protections may be lost if they make the complaint on an anonymous basis.

Therefore, CCM Investment Group, LLC encourages Supervised Persons to identify themselves when making reports of compliance violations.

Upon receipt of a complaint, the CCO will confirm that the complaint involves a compliance violation. An investigation will be conducted as quickly as possible, considering the nature and complexity of the complaint and the issues it raises. Prompt and appropriate remedial action will be taken as warranted in the judgment of the CCO. Any actions taken in response to a complaint will be conveyed to the Reporting Person to the extent allowed by law unless the complaint is submitted anonymously.

The CCO will maintain all complaints received, tracking their receipt, investigation, and resolution. All complaints and reports will be maintained in accordance with CCM Investment Group, LLC’s confidentiality and record retention policies.

In the normal conduct of its business, CCM Investment Group, LLC may use employment, severance, and non-disclosure agreements. Nothing contained in those agreements may prohibit current or former employees from voluntarily communicating with the SEC or other regulatory authorities about possible violations of law or from recovering an SEC whistleblower award. The CCO is responsible for ensuring that all such agreements comply with this requirement, and to make clear to all employees who sign such agreements that CCM Investment Group, LLC does not prohibit them from communicating with the SEC or seeking a whistleblower award.

XII.DISCIPLINARY MATTERS

To ensure that CCM Investment Group, LLC follows its disclosure obligations, Supervised Persons must notify the CCO immediately in the event of any “reportable event.” A reportable event occurs when a Supervised Person:
•Violates any provision of any securities law or regulation or any agreement with or rule or standard of any government agency, self-regulatory organization or business or professional organization, or have engaged in conduct which may be material to a current or prospective Client’s evaluation of CCM Investment Group, LLC’s advisory business or the integrity of CCM Investment Group, LLC’s management;

•Violates any provision of this Manual, or governing agreement;
•Is the subject of any written complaint involving allegations of theft or misappropriation of funds or securities, or forgery;

•Is named as a defendant or respondent in any proceeding brought by a regulatory or self- regulatory body;

•Is denied registration, expelled, enjoined, directed to cease, and desist, suspended, or otherwise disciplined by any securities, insurance, or commodities industry regulatory or self-regulatory organization;

•Is denied membership or continued membership in any self-regulatory organization, or are barred from becoming associated with any member or member organization of any self-regulatory organization;

•Is arrested, arraigned, indicted, or convicted of or plead guilty to or plead no contest to any criminal offense (other than minor traffic violations);

•Is a director, controlling stockholder, partner, officer, sole proprietor or an associated person of a broker, dealer or insurance company which was suspended, expelled, or had its registration denied or revoked by any agency, jurisdiction, or organization or are associated in such a capacity with a bank, trust company or other financial institution which was convicted of or pleaded no contest to any felony or misdemeanor;

•Is a defendant or respondent in any securities or commodities-related civil litigation or arbitration which has been disposed of by judgment, award, or settlement; and/or

•Is the subject of any claim settled for damages by a customer, broker, or dealer.
From time to time, Supervised Persons may be asked to complete a Disciplinary History Report which mandates disclosure by the individual of any financial or disciplinary event since the last written certification. Supervised Persons are required to answer detailed questions related to such information candidly and on a timely basis.

The CCO will determine when any required disclosure should be made, to whom any required disclosure should be made, and the method by which it will be made. However, where disclosure is required by the Advisers Act, the disclosure should be made promptly to the SEC, applicable state regulatory authority, and Clients.

Disciplinary action, up to and including termination, may result if you do not properly notify the CCO immediately following the occurrence of a reportable event. The CCO will be responsible for making the determination of notifying Empowered Funds, LLC and Clients, as well as the appropriate authorities of the occurrence of any such events. In addition, CCM Investment Group, LLC may conduct a thorough background check on all new Supervised Persons to determine whether there are any such events required to be disclosed.